CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N1A (the "Registration Statement") of our report dated December 12, 2005 relating to the financial statements and financial highlights which appear in the October 31, 2005 Annual Report to Shareholders of the T. Rowe Price International Equity Index Fund (comprising T. Rowe Price International Index Fund, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Baltimore, MD

February 23, 2006